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                                                                     Exhibit 3.1



                             CERTIFICATE OF RESTATED

                            ARTICLES OF INCORPORATION

                                       OF

                           BLOCK COMMUNICATIONS, INC.


          John D. Willey, President, and Bernard R. Baker, Secretary, of Block Communications, Inc., an Ohio corporation with its principal office located at Toledo, Lucas County, Ohio, do hereby certify that in a writing or writings signed under the provisions of Section 1701.54 of the Revised Code by all of the shareholders who would be entitled to a notice of a meeting of shareholders held for such purpose, the following resolution was adopted to amend the articles:

               RESOLVED, that the following Amended Articles of Incorporation be and the same are hereby adopted to supersede and take the place of the existing Articles of Incorporation and all amendments thereto:










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                        AMENDED ARTICLES OF INCORPORATION

                                       OF

                           BLOCK COMMUNICATIONS, INC.


FIRST:  The name of the Corporation is BLOCK COMMUNICATIONS, INC.

SECOND: The principal office of the Corporation is located in the City of Toledo, Lucas County, Ohio.

THIRD:  The purposes of the Corporation are:

        (a) To carry on the business of printers and publishers in all its branches; to engage generally in the business of printing, publishing, producing, developing, circulating, and otherwise dealing in and with newspapers, books, magazines, pamphlets and other publications of every nature and kind; to acquire by purchase, lease or otherwise, or to sell, lease or otherwise dispose of, any printing or publishing business of any nature of description; to engage in the transaction of business pertaining to gathering and distributing news and information of all kinds; and to carry on a general advertising, press agency and publicity business; whether for itself or as agent for others.

        (b) To establish, erect, manufacture, construct, develop, maintain, own, lease, operate, buy, sell or otherwise acquire broadcasting stations, equipment, studios and buildings of every kind and description, and in connection therewith, to transmit, retransmit, transcribe on records or otherwise broadcast, televise, create, produce, disseminate, distribute, receive instantaneously or otherwise by means of radio, electricity, magnetism, electromagnetic waves, variations or impulses, or by any means, with or without wires, sounds, images, programs, pictures or views, animate or inanimate objects of every class or description, and to own, lease, manufacture, develop, construct, erect, operate and maintain towers, poles, wires, cables, apparatus, conductors and fixtures necessary for the operation and maintaining of systems for the interception, sale, transmission and distribution of audio and video impulses.

        (c) To manufacture, develop, produce, buy, sell, exchange, export, import, lease and deal in and with, processes, patents, formulae, goods, wares and merchandise and other tangible and intangible personal property of every class and description.

        (d) To purchase or otherwise acquire, hold, manage, lease, operate, pledge, mortgage, hypothecate, lend money upon, sell, exchange, or otherwise dispose of, or otherwise deal in or with, personal property and real property, or either, of every kind, character or description whatsoever, or any interest therein, wheresoever situated.

        (e) To acquire, hold, guarantee, sell, assign, exchange and otherwise dispose of, or deal in and with, shares of stock and other securities of whatever




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               nature issued by other corporations, governments, firms, trusts or individuals.

          (f) To acquire all or any part of the good will, rights, property and business of any person, firm, association or corporation, whether or not the business is similar to that in which the Corporation is then engaged, and to pay for the same in cash or in shares or obligations of the Corporation, or otherwise, and to assume in connection therewith any or all of the obligations or liabilities of such business, and to conduct in the State of Ohio, or elsewhere, any such business acquired, provided such business is not prohibited by the laws of the State of Ohio.

          (g) To carry on any one or more of the activities aforesaid on its own behalf or for others, and to transact any and all business which is necessary, convenient or incidental to any of the foregoing purposes.

          Each purpose specified in any clause or paragraph of this Article is an independent purpose and shall not be limited by reference to or inference from the terms of any other clause or paragraph of these Amended Articles of Incorporation, and it is expressly provided that enumeration herein of specific purposes and powers shall not be held to limit or restrict in any manner the general powers conferred on this Corporation by the laws of the State of Ohio.

FOURTH: The maximum number of shares of all classes which the Corporation (sometimes referred to in this Article Fourth as "the Company") is authorized to issue and have outstanding is Six Hundred Thirty-Three Thousand and Eighty (633,080) shares, of which Fifteen Thousand Six Hundred and Eighty (15,680) shares shall be 5% Non-Cumulative Class A Stock of the par value of One Hundred ($100.00) Dollars per share, hereinafter called "Class A Stock"; and Six Hundred and Seventeen Thousand Four Hundred (617,400) of said shares shall be Common Stock of the par value of ten ($.10) cents per share. The Common Stock shall be divided into two classes, as follows: Twenty-Nine Thousand Four Hundred (29,400) shares thereof shall be designated as Common Stock, hereinafter sometimes called "Voting Common Stock", which will have the exclusive voting rights and powers in all matters except where otherwise provided by law or by this Article Fourth; and the remaining Five Hundred Eighty-Eight Thousand (588,000) shares of the Common Stock shall be designated as Non-Voting Common Stock, hereinafter sometimes called "Non-Voting Common Stock", and shall have no voting powers whatsoever except as may be otherwise provided by law or by this Article Fourth. When and as declared by the Board of Directors of the Company, dividends on shares of any class of stock of the Company may be paid in shares of another class without the consent or vote of the holders of shares of the class of stock in which payment of such dividend is to be made.

          The Express Terms and Provisions, which include the designations and the powers, the preferences and rights, and the qualifications, limitations or restrictions, of the shares of each class of the Stock of the Company are as follows:

                         5% NON-CUMULATIVE CLASS A STOCK

          1. DIVIDENDS. Subject to the provisions hereof in respect of shares of any class of stock of the Company ranking prior to the Class A Stock, the holders of the Class A Stock shall be entitled to receive, if, when and as declared by the Board of Directors, out of any funds legally available for the declaration of dividends, non-cumulative preferential cash dividends at the rate of Five ($5.00) Dollars per share per annum, and no more, payable quarterly on the first days of January, April, July and October in each year; and the shares of such class of prior stock shall not be entitled to participate therein.





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          2. LIQUIDATION. Subject to the provisions hereof in respect of any class of stock of the Company ranking prior to the Class A Stock, the holders of the Class A Stock, upon any liquidation, dissolution or winding up of the affairs of the Company, shall be entitled to be paid One Hundred ($100.00) Dollars per share, and no more, before any distribution or payment shall be made to the holders of stock of any class ranking subordinate to the Class A Stock. After payment to the holders of the Class A Stock of all of the amounts to which they are entitled as aforesaid, the balance, of any, shall be paid to the holders of stock subordinate to the Class A Stock according to their respective rights. In case the remaining net assets of the Company are insufficient to pay to holders of all outstanding shares of Class A Stock, and to holders of any stock ranking on a parity with the Class A Stock, the full amount to which they are respectively entitled, the entire net assets of the Company remaining after providing for any stock which may rank prior to the Class A Stock, shall be distributed ratably to the holders of all outstanding shares of Class A Stock and the holders of any stock ranking on a parity with the Class A Stock in proportion to the full amounts to which they respectively are entitled. The consolidation or merger of the Company at any time, or from time to time, with any other company or companies, or a sale of all or substantially all of the assets of the Company, shall not be construed as a dissolution, liquidation or winding up of the Company within the meaning of this Subdivision 2.

          3. VOTING. The holders of the Class A Stock shall have no voting rights except those specifically conferred upon them by statute, and such holders shall not be entitled to notice of meetings of stockholders, except such meetings as may be called to consider and act upon the proposals, subjects and questions as to which voting rights are specifically conferred upon them by statute.

                                  COMMON STOCK

          1. DIVIDENDS. Subject to the provisions hereof in respect of shares of the classes of stock of the Company ranking prior to the Common Stock, such dividends or distributions as may be determined by the Board of Directors may, from time to time, be declared and paid out of the funds legally available therefor, or made upon, or in respect of, the Common Stock, and the shares of such classes of prior stock shall not be entitled to participate therein. The holders of the Non-Voting Common Stock and the Voting Common Stock shall participate equally to the same amount per share in all such dividends or distributions.

          2. LIQUIDATION. Subject to the provisions hereof in respect of the classes of stock of the Company ranking prior to the Common Stock, the holders of the Common Stock upon any liquidation, dissolution or winding up of the affairs of the Company shall be entitled as a class, that is, both the holders of the Non-Voting Common Stock and of the Voting Common Stock, to receive pro rata the assets of the Company available for distribution after the above provisions for the rights of all such prior stock. The consolidation or merger of the Company at any time, or from time to time, with any other company or companies, or a sale of all, or substantially all, of the assets of the Company, shall not be construed as a dissolution, liquidation or winding up of the Company within the meaning of this Subdivision 2.

          3. VOTING. Except as otherwise provided by these Amended Articles or required by the laws of the State of Ohio, the holders of the Voting Common Stock shall exclusively possess all the voting power of the Company for the election of directors and for all other purposes. The holders of the Non-Voting Common Stock shall have no voting power and no holder thereof shall vote thereon or be entitled to receive notice of any meeting of shareholders.

FIFTH: The amount of stated capital of the Corporation at the time of filing this Amended Article Fifth is $1,663,000.00.




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SIXTH: The Corporation, by action of its Board of Directors, may purchase any issued shares of the Corporation to the extent not prohibited by law.

SEVENTH: No holder of shares of any class of stock shall be entitled as such, as a matter of right, to subscribe for or purchase any part of any new or additional issue of stock of the Corporation of any class whatsoever, or of securities convertible into stock of the Corporation of any class whatsoever, or of such options, warrants or other rights to subscribe for or acquire shares of stock of the Corporation of any class whatsoever or of securities convertible into stock of the Corporation of any class whatsoever, whether now or hereafter authorized, or whether issued for cash or other consideration or by way of dividend.

EIGHTH: These Amended Articles of Incorporation supersede and take the place of the existing Articles of Incorporation as now instituted in the Agreement of Statutory Merger between The Toledo Blade Company and Paul Block and Associates, Inc., entered into September 25, 1946, and filed in the Office of the Secretary of State of the State of Ohio on September 30 1946.

          IN WITNESS WHEREOF, JOHN D. WILLEY, President, and BERNARD B. BAKER,

Secretary, of BLOCK COMMUNICATIONS, INC., acting for and on behalf of said

Corporation, have hereunto subscribed their names and caused the seal of said

Corporation to be hereunto affixed this 12th day of November, 1970.



                                        ----------------------------------------
                                        John D. Willey, President


                                        ----------------------------------------
                                        Bernard R. Baker, Secretary






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